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Dear Sybase Stockholder:

As you may be aware from the Proxy Statement relating to our 1998 Annual Meeting that was previously mailed to you, one of the matters to be voted on at the Annual Meeting is a shareholder proposal filed by the California Public Employees' Retirement System (CalPERS) recommending that Sybase amend its bylaws to declassify its Board of Directors. Sybase's Board has considered this proposed change, concluded that the declassification of the Board is not in the best interests of stockholders and recommended that stockholders vote against that proposal (proposal #5). In an effort to force their position through, CalPERS has turned to the media and may have sent to you an "urgent message" about Sybase. The news reports that resulted from CalPERS' media efforts convey, in Sybase's opinion, a very misleading impression of our concern for the views of our stockholders and how we work with stockholders.

Sybase is genuinely concerned with issues of corporate governance and promoting stockholder value. Sybase regularly meets with stockholders to discuss the Company's business, the actions being taken to improve financial performance, and other issues raised by our stockholders. For example, we have met with representatives of CalPERS more than once to discuss their concerns.

Sybase is committed to promoting accountability and implementing of effective corporate governance practices. In fact after reviewing our corporate governance standards and practices last year, CalPERS wrote that, while they would continue to monitor performance, "the only corporate governance change left to enact is de-staggering the terms of election." When CalPERS requested that Sybase's Board consider that proposal, a special Board of Directors Meeting was convened promptly. The Board determined that the proposed change would not be in the best interests of stockholders and, although they did not agree with the results, CalPERS stated that "it was satisfied that the board had given the matter its serious attention."

CalPERS' communications noted that four of Sybase's directors "have not seen fit to invest any of their own money to purchase any shares outright." In fact, in Sybase's February 1998 Board Meeting, the Board itself raised the issue of the importance of stock ownership by directors, agreed that all directors should purchase shares in Sybase and directed that a plan be developed by the lead independent director and legal counsel to ensure such stock ownership.

In the final analysis, Sybase believes that corporate accountability depends on responsible and experienced individuals diligently fulfilling their obligations to the stockholders. We remain steadfastly committed to that conviction and to our common objective of enhanced stockholder value.

Very truly yours,

/s/ MITCHELL E. KERTZMAN

Mitchell E. Kertzman
Chairman of the Board and
Chief Executive Officer